EXHIBIT 23

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

A1 Technology Group, Inc.

We consent to the use of our report dated September 3, 2025 with respect to the financial statements of A1 Technology Group, Inc. as of December 31, 2024 and 2023 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

September 13, 2025

/S/ Michael Gillespie & Associates, PLLC